UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
DREAM FINDERS HOMES, INC.
(Exact name of registrant as specified in its charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
SUPPLEMENT, DATED MAY 15, 2026, TO THE PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
to be held on:
June 8, 2026
10:00 a.m. Eastern Time
On or about April 16, 2026, Dream Finders Homes, Inc. (the “Company”) made available to stockholders a definitive proxy statement (the “Proxy Statement”) describing the matters to be voted upon at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 8, 2026.
The Company is supplementing the Proxy Statement to update Proposal 2 as described in the Proxy Statement as a result of a change in our independent registered public accounting firm, as described below. This supplement should be read in conjunction with the Proxy Statement and the Supplement dated April 24, 2026. Except as specifically supplemented by the information herein, this supplement does not modify any other information in the Proxy Statement or the Supplement dated April 24, 2026. Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting.
Updates to Proposal 2 - Ratification Of The Appointment Of Independent Registered Public Accounting Firm
As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on May 15, 2026 (the “Form 8-K”), the Audit Committee of the Board of Directors (“Audit Committee”) appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm, in each case effective May 13, 2026.
In light of the change in our independent registered public accounting firm, the disclosure under “Proposal 2 - Ratification Of The Appointment Of Independent Registered Public Accounting Firm;” is hereby updated as follows:
The Audit Committee (i) dismissed PwC as the Company’s independent registered public accounting firm and (ii) appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, in each case effective May 13, 2026 (the “Effective Date”). PwC served as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2025.
As a result of the change in the Company’s independent registered public accounting firm, under Proposal 2, we are requesting that our stockholders ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
We have been advised that representatives of both KPMG and PwC will be present at the Annual Meeting to answer appropriate questions and to have an opportunity to make a statement, if desired.

The audit reports of PwC on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2025 and 2024, and in the subsequent interim period through the Effective Date, there were no: (1) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of such disagreements in connection with their opinions for such years, or (2) “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K).
The Company provided PwC with a copy of the disclosures contained in the Form 8-K and requested that PwC furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained therein. A copy of PwC’s letter, dated May 15, 2026, was filed as Exhibit 16.1 to the Form 8-K.
During the fiscal years ended December 31, 2025 and 2024, and the subsequent interim period through the Effective Date, neither the Company nor anyone on its behalf consulted KPMG with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Even if the appointment of KPMG is ratified, our Audit Committee retains the discretion to select and appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interest of the Company.
In addition, all other references to the ratification of the appointment of PwC as our independent registered public accounting firm in the Proxy Statement are updated to refer to the ratification of the appointment of KPMG as our independent registered public accounting firm.
Voting; Revocability of Proxies
Any votes received FOR or AGAINST the ratification of the appointment of the Company’s independent registered public accounting firm prior to the date hereof will be applied to KPMG without any further action. Accordingly, if you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 4 of the Proxy Statement for instructions on how to do so.
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